Exhibit 10.1

OAK STATE PRODUCTS INC.

CO-PACKING AGREEMENT

This Agreement is made as of February 26, 2008, by and between Mrs. Fields Branded Retail Group, a division of Mrs. Fields Famous Brands, a Delaware limited liability company, with its principal place of business at 2855 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121, (hereinafter referred to as “Buyer”), and Oak State Products Inc., an Illinois corporation with its principal place of business at 775 State Route 251 South, Wenona, IL 61377 (hereinafter referred to as “OSP” or the “Seller”).

WHEREAS, Buyer markets, sells and arranges for distribution of shelf stable baked products; and

WHEREAS, OSP manufactures various types of shelf stable baked products for third parties to be marketed, sold and distributed by such third parties; and

WHEREAS, Buyer wishes to engage OSP to co-manufacture certain of its products upon the terms and conditions described in this Agreement and OSP wishes to accept such engagement; and

WHEREAS, in consideration of the mutual promises contained in this Agreement, the parties agree as set forth below.

1.               Term.  The term of this Agreement shall commence on February 26, 2008 and shall expire on the first anniversary of such date, unless sooner terminated as provided herein (the “Initial Term”).  The Agreement shall renew automatically for additional one-year terms (“Renewal Term”) unless canceled by either party with at least one hundred twenty (120) days written notice prior to the end of the applicable Initial or Renewal Term.

2.               Production of the Product.

(a)                                  OSP shall manufacture the products specified in Exhibit “A” (the “Products”).  Buyer may, from time to time, introduce new products which may be added to Exhibit A by providing OSP with thirty (30) days written notice; provided that OSP and Buyer agree as to all needed specifications for the new Product(s), including pricing.   Buyer may also introduce product(s) that will be needed for seasonal purposes only, and OSP agrees to manufacture such seasonal product(s) in amounts designated by Company from time to time if doing so can be reasonably accomplished; provided that OSP and Buyer agree as to all needed specifications for the seasonal product(s), including pricing. Buyer agrees to purchase any remaining components after requested production of a seasonal item with particular attention to those items with minimum order requirements over and above those needed for the production of the seasonal item, provided OSP consults with Buyer prior to placing orders with a minimum that exceeds required production.   OSP agrees to inform Buyer promptly in writing if for any reason it is not able to manufacture new product(s) or seasonal product(s) in the amounts needed.  For purposes of this Agreement, the new products and seasonal products contemplated by this Section shall be considered “Products”. If a new Product is to be added, Exhibit A will be revised to add the new Product.  Other Exhibits will be added or revised as needed to accurately reflect the addition of new Products to this Agreement.  Products may also be removed from Exhibit “A” upon Buyer’s decision to no longer manufacture the Products or as may otherwise be permitted under the terms of this Agreement.

(b)                                 Except as otherwise agreed, OSP shall supply, at its own expense, all facilities, equipment, supplies, personnel and technical information (along with technical information of Buyer if supplied by Buyer to OSP) to manufacture, package and deliver the Products in accordance with the specifications for each Product, a summary of which are attached hereto as Exhibit “B” (hereinafter, the “Buyer Specifications”).  A complete set of Buyer Specifications applicable to the production of the Products shall be provided to OSP by Buyer.  OSP acknowledges that the Buyer Specifications for any of the Products may be revised upon prior written notice by Buyer, in its sole discretion, at any time during the term of this Agreement.  Within two (2) weeks of Buyer providing OSP revised specifications, OSP shall determine if it will be able or unable to meet the new specifications as requested by Buyer.  If OSP determines it will not be able to meet the specifications and so notifies Buyer, OSP shall have the right to terminate the Agreement or Buyer shall have the right to revert to the old specification and the contract will remain in force.  If the contract is terminated pursuant to this provision, then the obligation of the Buyer to repurchase components as provided herein shall apply.  In the event that revisions to the Buyer Specifications result in a change in actual cost to OSP, the Tolling Fees paid to OSP pursuant to Section 6 of this Agreement will be adjusted to reflect the new cost.  For clarification, any such revision shall only reflect increases and decreases to OSP’s actual cost of production, and shall not affect any fees or profits payable to OSP by Buyer in accordance with this Agreement.  If such revisions render unmarketable any of the Products or inventories of ingredients or packaging materials, Buyer shall purchase all such items from OSP at OSP’s cost or other agreed upon price.

(c)                                  Finished Goods Inventory

Product shall be loaded from the production line onto trailers from Buyer’s approved carrier list.  Except for short-term storage,  not to exceed seventy five (75) pallets, of Products necessary to arrange for pickup and shipping of products by Buyer’s distributors or agents as set forth in Section 5, OSP shall not be required to provide storage of finished goods Product inventory in OSP’s facility.

3.                                       Supplies.

(a)                                  Buyer Components.  Upon receipt of the Buyer Specifications, OSP shall purchase,  upon such schedule as may be mutually agreed upon in writing, a supply of buyer components that are unique to Buyer’s Products as identified and contracted by Buyer as set forth on Exhibit “C” (the “Buyer Components”), as required by the Buyer Specifications, sufficient to carry out all Production Orders.  Buyer may revise the Buyer Components by revising Exhibit C upon 30 days prior written notice to OSP.  OSP will use such Buyer Components solely to produce Products hereunder.  OSP will not be responsible for any failure to produce Products hereunder to the extent (but only to the extent) such failure is due solely to the unavailability of Buyer Components.  If OSP is unable to obtain Buyer Components, and a line shutdown and changeover occur as a result, OSP will have the option to delay production until the next previously scheduled and agreed production date.  OSP will allocate sufficient space to store a 2-week supply of Buyer Components.

(b)                                 Non-Buyer Components.  OSP will purchase all raw materials, labeling and packaging (other than the Buyer Components) required to produce Products hereunder in accordance with the Buyer Specifications (“Non-Buyer Components”) from such vendors as may be approved by Buyer in writing.  OSP will use its reasonable best efforts to timely obtain a sufficient supply of all Non-Buyer Components necessary to produce the Products as required herein at the lowest cost for the quality required to meet the Buyer Specifications.

(c)                                  Inventory System.  OSP will regularly monitor and control its inventory of Buyer Components, Non-Buyer Components and finished Products in accordance with a reasonably detailed written inventory and control system (the “Inventory System”).  OSP will use its reasonable best efforts to minimize the obsolescence of all such inventory.  Promptly upon receipt of delivery of any Buyer Components or Non-Buyer Components, OSP will inspect such delivery in accordance with the Inventory System to confirm receipt of proper quantities and quality.  No more often than quarterly during the term hereof, OSP and Buyer will review OSP’s on hand supply of Buyer Components (which shall be a minimum of ninety (90) day supply – the Minimum Required Supply) and identify any obsolete Buyer Components..  Buyer will compensate OSP for an amount not to exceed its Minimum Required Supply of actual obsolete Buyer Components.

(d)                                 Procurement.

Buyer shall contract with suppliers for Buyer Components and determine the quantities necessary to meet production requirements.  OSP will issue purchase orders to these suppliers and purchase Buyer Components necessary to meet production requirements. OSP shall contract for ingredient and materials common to its normal course of business, including Non-Buyer Components, and purchase those items necessary for production requirements.

(e)                                  Inventory Audits.  At Buyer’ request from time to time but no more   frequent than once per month, OSP will promptly conduct a full physical inventory or a spot inventory of Buyer Components, Non-Buyer Components and/or finished Products then in OSP’s possession or under its control, in accordance with policies and procedures to be mutually agreed upon in writing.  OSP will promptly furnish the results of any such inventory to Buyer in such form and manner as Buyer may reasonably request.

4.                                       Production Scheduling.  The first week of each month, Buyer will provide OSP a non-binding twenty six (26) week rolling forecasted production plan for the Products. Each week Buyer shall also provide OSP a revised rolling schedule of their production requirements for the next six (6) weeks.  The first three (3) weeks of this six (6) week production plan will be considered a binding production commitment, provided that the Products are packaged and delivered in accordance with the terms and conditions of this Agreement. The parties acknowledge that customer and consumer demand for the Products may fluctuate and OSP will use commercially reasonable efforts to accommodate any production changes within the six (6) week period that are necessary to allow Buyer to meet such customer and consumer demands. Provided, however, OSP shall notify Buyer within six (6) business days if OSP will not be able to manufacture the Product requested in the six (6) week production plan.

To also assist OSP in meeting Buyer’s volume requirements, on each anniversary of the commencement date of this Agreement, Buyer shall provide OSP with a non-binding best estimate of Buyer’s production requirements for the next twelve month period of production by OSP. The estimate for the Initial Term for those Products currently included in this Agreement is attached hereto as Exhibit “D”. OSP will notify Buyer immediately if at any time it determines it will not have sufficient capacity to meet the production outlined in the twelve month forecasts, the weekly rolling forecasts or the scheduling agreement.

If at any time during the Term of this Agreement OSP experiences any unscheduled interruption in the production of the Products hereunder, Buyer shall have the right to a prorate share of OSP’s capacity (based on the volume of production utilized by Buyer compared to OSP’s total production) when production resumes until the production schedule is back on track according to the scheduling agreement.  Unless such interruption is due to an uncontrollable shortage of Buyer Components or Force Majeure as set forth in Section 11 below, OSP shall indemnify Buyer and hold Buyer harmless from any damages and expenses arising out of the unscheduled interruption.

5.                                       Shipping.  OSP shall arrange for pick up and delivery of the product by common carrier pursuant to Buyer’s written instructions. OSP shall be responsible for the safe and proper loading of the Product onto shipping vehicles.  OSP will maintain adequate and accurate shipping records in order that Product lots on all shipments may be traced.  Buyer shall be responsible for paying all shipping costs associated with the transportation of the Product and will indemnify and hold OSP harmless for any loss, cost or expense associated therewith.

6.                                       Price and Payment; Review and Audit.  The prices of the Product shall be as set forth on Exhibit A.  Exhibit A shall include a breakdown of OSP’s costs for Buyer Components, Non-Buyer Components and Tolling Fees (defined below) for each Product.  Within forty-five (45) days after the end of each calendar quarter during the term of this Agreement, the representatives of the parties shall meet to review the performance of the parties, and OSP’s invoices for Buyer Components, Non-Buyer Components and any other ingredients purchased to produce the Products.  In the event that there has been an upward or downward change in OSP’s costs for such items (which may be subject to independent audit) the parties shall in good faith apply the adjustment in pricing for the Products commensurate with such material increase or decrease in cost, such change to be effective from the beginning of the following quarterly pricing period, which will be outlined on a revised Exhibit A.  In addition to this review, Buyer, and Buyer’s cost, may require an independent audit of OSP’s pricing no more frequently than twice in each 12-month period.  OSP will cooperate fully with Buyer’s review and any independent audit conducted in accordance with this Section.  OSP agrees to use its best efforts to avoid increases in its cost and to obtain the best prices possible, consistent with quality standards for the ingredients and packaging required by the Buyer Specifications for the Products.  Tolling fees, which shall include OSP’s cost of labor, overhead and profit (“Tolling Fees”), shall be reviewed quarterly, and may be adjusted annually upon each anniversary of this Agreement as agreed between the parties.

OSP shall issue its invoice for Products, and Buyer shall remit payment for such invoices, in accordance with the terms set forth on Exhibit “E”.

7.                                       Confidential & Proprietary Information.

(a)                                  The Buyer Specifications and all information OSP may receive from Buyer concerning the processing of, production of, marketing of, distribution of, selling of, strategic plans of, recipes for and quantities of the Products Buyer requests OSP to process and package, whether such information is conveyed orally or in written form (including without limitation by e-mail or other electronic communication) or by observation or in any other manner, shall be treated and regarded as confidential, proprietary and trade secret information, which is the exclusive and sole property of Buyer.  In addition, any recipes, formulations, ingredients, product specifications, production output, sales volume, costing/financial information, productivity, research/developmental activities, location of manufacturing or manufacturing processes used by OSP in the production of the Products or any New Products shall be treated and regarded as confidential, proprietary and trade secret information which is the exclusive and sole property of Buyer.

OSP shall keep all such information strictly confidential and secret and shall not divulge, communicate or transmit this information to third parties nor utilize this information in any commercial manner, except for the limited purpose of processing and packaging the Products solely and exclusively for Buyer hereunder.  OSP shall restrict disclosure of such information only to such directors, officers, employees and advisors who need such information in order to perform the obligations imposed by this Agreement.  During production of the Products, OSP shall not allow access by third parties (other than OSP’s employees or service providers) to the production and packaging areas in its facility involved in production for Buyer without Buyer’s prior written consent.  These obligations of confidentiality and limits on use of said information shall survive the termination or expiration of this Agreement for a period of five (5) years, except for formulation information which shall remain confidential indefinitely or until one of the exceptions to confidentiality specified in subparagraph (c) below is satisfied.  Upon termination or expiration of this Agreement, OSP shall return or certify to the destruction of all confidential information to Buyer.

(b)                                 All information Buyer may receive from OSP after the date of this Agreement concerning OSP’s facilities, financial and production capabilities, whether such information is conveyed orally or in written form or by observation, shall be treated and regarded as confidential, proprietary and trade secret information, which is the exclusive and sole property of OSP.  Buyer shall keep such information strictly confidential and secret and shall not divulge, communicate or transmit this information to third parties nor utilize this information in any commercial manner, except for the limited purpose of working with OSP in connection with the processing and packaging the Products hereunder.  Buyer shall restrict disclosure of such information only to such directors, officers, employees and advisors who need such information to perform the obligations imposed by this Agreement.  These obligations of confidentiality and limits on use of said information shall survive the termination or expiration of this Agreement for a period of five (5) years, except for formulation information which shall remain confidential indefinitely or until one of the exceptions to confidentiality specified in subparagraph (c) below is satisfied.  Upon termination or expiration of this Agreement, Buyer shall return or certify to the destruction of all confidential information to OSP.

(c)                                  Confidential information of the parties under this Agreement shall include the terms of this Agreement itself (but only to the extent that Buyer decides in its discretion to seek confidential treatment of such terms, and OSP acknowledges and agrees that Buyer may be required to file a copy of this Agreement with the Securities and Exchange Commission or otherwise make it publicly available).  Confidential information shall not include information which: (i) is generally known to the public at the time of its disclosure or becomes generally available to the public at any time thereafter, (ii) is disclosed to the party receiving the confidential information hereunder by a third party who is reasonably believed to have the right to disclose such information, (iii) is known to the receiving party prior to its disclosure under this Agreement, or (iv) is independently developed by the receiving party without use of the other party’s confidential information.

(d)                                 In the event of a breach or threatened breach of the provisions of this Section, the non-breaching party shall be entitled to an injunction restraining the breaching party from disclosing, in whole or in part any of the above-referenced information or from rendering any service to any person, firm, corporation, association, or other entity to whom such information in whole or in part has been disclosed or is threatened to be disclosed.  Nothing herein shall be construed as prohibiting non-breaching party from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.

Except as otherwise expressly permitted herein, OSP shall not utilize any technical or confidential information provided by Buyer for its own behalf or for any other person or entity whatsoever at any time during the term of this Agreement, or subsequent to the termination or expiration of this Agreement.

8.                                       Quality Control.

(a)                                  Without limiting its warranties herein, OSP shall perform the sampling and testing procedures for the Product in accordance with Buyer’s Specifications and the quality control procedures for the Product set forth in Exhibit “F” prior to releasing the Product for delivery to Buyer.  Should any changes in testing or frequency of such tests be requested by Buyer, OSP shall have the right to adjust Tolling Charges in Exhibit “A” to reflect any and all additional costs associated with such test changes.

(b)                                 All Products delivered by OSP to Buyer under the terms of this Agreement shall conform to Buyer’s Specifications, applicable laws and regulations of the United States Food and Drug Administration, the United States Public Health Service, and any and all other applicable United States federal, state and local laws and regulations.  All water used in connection with the Products, whether it be for processing or cleaning, shall meet the United States Environmental Protection Agency safe drinking water standards.  Microbiological, analytical and environmental testing will be done at OSP’s expense, which expense shall be included as part of the tolling fee charged by OSP.

(c)                                  OSP warrants that (i) it will perform under this Agreement in accordance with all the terms hereof, (ii) that its processing of the Products hereunder shall be in accordance with the highest standards prescribed by the Good Manufacturing Practices regulations promulgated by the United States Food and Drug Administration, all applicable United States laws and regulations, and (iii) that all Products, when delivered to Buyer, shall not be adulterated or misbranded within the meaning of the United States Federal Food, Drug and Cosmetic Act, and shall not be articles which may not, under the provisions of Sections 404, or 505 of the Act, be introduced into interstate commerce.

(d)                                 Buyer shall notify OSP within seven (7) days of shipment of any defects or discrepancies in the shipped product caused by OSP and OSP shall remedy any defects or discrepancies caused by OSP by replacement, at no additional cost to Buyer, of any Product rejected by Buyer for failure to conform to the requirements of this Agreement.  OSP’s sole obligation under the prior sentence shall include reimbursing Buyer for all reasonable transportation, retrieval, storage and destruction costs associated with the defective Product.  OSP shall not be required to remedy any defects or discrepancies caused substantially by inherent defects in Buyer’s Specifications.

(e)                                  OSP shall dispose of any Product rejected by Buyer or not otherwise meeting the requirements of this Agreement in accordance with Buyer’s instructions.  OSP agrees that it will indemnify and hold Buyer harmless from any cost, liability or expense resulting from its failure to dispose of rejected Product in accordance with Buyer’s instructions.  OSP will be responsible for the cost of normal disposal of Product rejected for failure to satisfy the requirements of this Agreement.

(f)            Upon reasonable notice, and during OSP’s normal operations, OSP shall permit Buyer’s employees (including its authorized  agents and consultants, but not its third-party  contractors) access to OSP’s facilities utilized in the receiving, handling, packaging and storage of packaging, ingredients and Products, and which is not restricted or otherwise having limited access due to other agreements between OSP and third parties, for the purpose of ascertaining OSP’s compliance with Good Manufacturing Practices and Buyer Specifications and quality assurance requirements, provided however, that unless permitted under another agreement between the parties Buyer shall not have access to any part of OSP’s facilities which are not used directly in the manufacture of Products or the receiving, storage, handling or packaging of any Products or ingredients or which are subject to limited access by agreement of the parties.  Notwithstanding the foregoing, OSP shall have the final responsibility for complying with all requirements of this Agreement, the Buyer Specifications, Good Manufacturing Practices and other legal requirements.  OSP at Buyer’s request, shall notify Buyer of any discrepancies noted during any inspection of OSP’s production facilities by the United States Food and Drug Administration, the United States Public Health Service, any state or any other legally authorized federal, state or local regulatory agency and shall also provide, upon Buyer’s request, a list of any discrepancies noted by any authorities relating to the manufacture, packaging and storage by OSP of the Products, the ingredients and the packaging materials.

(g)         OSP shall keep complete, true and accurate records with respect to the manufacturing and packaging process, quality assurance measures, and all other procedures utilized in the production process.  OSP shall allow Buyer or its designees reasonable access to these records insofar as they relate to the Products.

(h)         OSP represents that it has registered its facilities as required under the United States Food and Drug Administration Bioterrorism Act and shall provide Buyer and its customers, upon request, a copy of any license, certification or other information evidencing such registration.  OSP will remain in compliance with the act through the term of this Agreement.  OSP is required to contact Buyer immediately in the case of any of its facilities or any Products are affected by security violations, theft, or other incidents that may impair Product integrity.

9.                                       Trademark Protection.

(a)          Buyer represents and warrants that it owns or otherwise has the right to use as its trademark all trademarks utilized with the Products (the “Trademarks”) and that it owns or has the right to use the copyrights to all art work, designs, logos and the like (the “Copyrights”) authorized by Buyer and utilized in the packaging of the Products.  Buyer agrees to indemnify OSP and to defend and hold it harmless from any claims, suits, loss or damage (including attorneys’ fees) resulting from an infringement or alleged infringement of the Trademarks or Copyrights by Buyer or OSP.

(b)         All packaging designs, trademarks and labeling for the Products shall be provided or approved by Buyer in advance and shall remain the exclusive and sole property of Buyer.  OSP shall not utilize, for any purpose whatsoever, any trade dress, symbols, trade names, trademarks or any of the packaging materials provided hereunder in any manner inconsistent with the terms of this Agreement.  OSP further agrees that it will in no way utilize the Trademarks, Copyrights or pictures of the Products in any advertising or communication regarding OSP, unless Buyer’s prior written consent is obtained.

10.                                 Indemnification.

(a)          OSP Indemnification.  Subject to Paragraph 13 and Paragraph 10(c) below, OSP will indemnify and hold harmless the Buyer Indemnified Parties from and against any loss arising directly or indirectly out of or in connection with (a) the breach of any representation, warranty or obligation of any of OSP under this Agreement and/or (b) any act, omission or negligence of OSP relating to the performance of OSP’s obligations to its employees or other third parties arising in connection with the activities contemplated under this Agreement.  The foregoing indemnity will not be limited in any manner whatsoever by any required or other insurance coverage maintained by OSP.

(b)         Buyer Indemnification.  Subject to Paragraph 13 above and Paragraph 10(c) below, Buyer will indemnify and hold harmless OSP Indemnified Parties from and against any loss arising directly or indirectly out of in connection with (a) the breach of any representation, warranty or obligation of Buyer under this Agreement and/or (b) any act, omission or negligence of Buyer relating to Buyer’ obligations to its employees or other third parties arising in connection with the activities contemplated under this Agreement.  The foregoing indemnity will not be limited in any manner whatsoever by any required or other insurance coverage maintained by Buyer.

(c)          Third Party Claims.  Each indemnified party (the “Notifying Party”) will promptly notify the indemnifying party (the “Indemnifying Party”) of the existence of any third party claim, demand or other action giving rise to a claim for indemnification under this Paragraph 10(c) (a “Third Party Claim”) and will give the Indemnifying Party a reasonable opportunity to defend the same at its own expense and with its own counsel provided that the Notifying Party will at all times have the right to participate in such defense at its own expense.  If, within twenty (20) days after receipt of a notice of a Third Party Claim the Indemnifying Party fails to undertake to so defend, the Notifying Party will have the right, but not the obligation, to defend and to compromise or settle (exercising reasonable business judgment) the Third Party Claim for the account and at the risk and expense of the Indemnifying Party.  Each party will make available to the other, at the other’s expense, such information and assistance as the other may reasonably request in connection with the defense of a Third Party Claim.  The party defending a Third Party Claim will timely provide to the other party all such information relating to the defense, negotiation and/or settlement of the Third Party Claim as the other party may reasonably request.

(d)   Assistance with Claims.  Subject to Paragraph 10(b) above each party will, at the request and expense of any other party, furnish such reasonable assistance as may be required to enable the other party to defend itself against third party claims threatened or filed in connection with matters described herein.  Each party’s obligation under this Paragraph will survive the termination of this Agreement.

11.           Force Majeure.  Neither Party shall be responsible for delays, failure, or omissions due to any cause beyond reasonable control including but not limited to labor disturbances, riots, fires, earthquakes, floods, storms, lightning, epidemics, war, disorders, hostilities, or government regulation.  If OSP is unable to fulfill its obligations herein due to a Force Majeure event within three months of such an event, Buyer shall be permitted to immediately terminate this agreement without penalty upon written notice to OSP.

12.           Relationship of Parties.  This Agreement is not intended to create, nor should it be construed as creating, any agency, joint venture, partnership or similar relationship between parties.  Each party will act solely as an independent contractor and will have no right to act for or bind the other party in any way or to represent that such party is in any way responsible for any acts or omissions of the other party.

13.           Termination.

(a)          Failure of either party to comply with any of the obligations or conditions herein contained, shall be a default and shall entitle the non-breaching party to give notice to cure such default.  If any such default is not cured within thirty (30) days after receipt of such notice, the non-breaching party shall be entitled to terminate this Agreement by giving written notice to take effect immediately.

(b)         If any party shall file a voluntary petition in bankruptcy, be declared bankrupt, make an assignment for the benefit of creditors or suffer the appointment of a receiver or a trustee of its assets, that party shall be in breach of this Agreement and the non-breaching party shall have the right to terminate this Agreement by giving written notice to take effect immediately.

(c)          This Agreement may be terminated by mutual agreement of the parties hereto.

(d)         Upon receipt of notice of termination pursuant to any of the provisions of this Agreement, OSP agrees to immediately cease production and packaging of the Products unless additional production is agreed to by the parties.  Buyer’s liability upon such termination shall be limited to payment for (i) all finished Products manufactured in accordance with this Agreement up to the date of termination, and (ii) the Minimum Required Supply of Buyer Components.

(e)          In the event of termination of this Agreement, Buyer shall remove from OSP’s facility, within thirty (30) days of termination, all Products and other materials to which it has title.  Any supplied equipment shall be returned to Buyer in the same condition as it was delivered to OSP, reasonable wear and tear accepted.

14.           Insurance.  OSP agrees to maintain during the entire term of the Agreement appropriate insurance at commercially reasonable levels of coverage for the conduct of its business, including without limitation, commercial and general liability insurance (including product liability coverage), in minimum amounts of $10,000,000.00 per occurrence for damage, injury and/or death to persons and $1,000,000.00 per occurrence for damage and/or injury to property.  OSP further agrees to require all of its delivery personnel to be licensed to drive.  All policies of liability insurance required to be effected by OSP shall cover OSP’s employees, agents, and independent contractors and shall include Buyer as an additional insured on a primary non-contributory basis, and in addition shall contain cross liability and severability clauses protecting Buyer with respect to claims by OSP or other persons as if Buyer were separately insured.  Upon request, OSP shall promptly provide Buyer with certificates of insurance evidencing such coverage and each certificate shall indicate that the coverage represented thereby shall not be canceled nor modified until at least thirty (30) days prior written notice and copies of its insurance policies have been give to Buyer.

15.           Widescale Defects/Recall.

A.            Whenever OSP becomes aware that any ingredient or component of a Product covered by this Agreement is or may become harmful to persons or property, or that the Product is defective in any manner which is or may become harmful to persons or property, or that a Product is mislabeled, OSP shall immediately give notice thereof to Buyer and OSP shall provide all relevant information with respect thereto.

B.            If Buyer determines, in its sole discretion, that it shall undertake a market withdrawal or recall of any Product, OSP shall carry out such action as directed by Buyer.  When such actions results from failure to produce to Buyer Specifications, applicable laws, or otherwise in accordance with the requirements of this Agreement, OSP shall pay direct costs and expenses necessary to withdraw, recover, repackage or destroy any affected Product in accordance with Buyer’s directions.  If as a result of OSP’s failure to produce to Buyer Specifications, applicable laws, or otherwise in accordance with the requirements of this Agreement, the Product must be destroyed, OSP shall pay all costs for disposal and shall provide Buyer with proof of destruction.  If the market withdrawal or recall is not as a result of OSP’s errors and omissions as listed above, Buyer will pay the aforementioned direct costs, will reimburse OSP for direct expenses generated at Buyer’s discretion and will pay OSP for the withdrawn cases at the price shown on Exhibit A.  In the case where Buyer has supplied ingredients and/or packaging materials, and the Product was not produced to Buyer Specifications, applicable laws, or otherwise in accordance with the requirements of this Agreement, OSP shall reimburse Buyer for the cost of the ingredients and packaging materials supplied by Buyer.  OSP shall maintain a written recall procedure on file at its Company offices.  OSP shall lot code each production run of Product(s) with formalized tracking system.  OSP shall give Buyer a copy of the lot code format prior to use.  The lot code shall, at minimum, identify the date and production run.

16.           Governing Law.  This agreement shall be governed by and construed in accordance with the State of Illinois.

17.           Notices.  All notices and other communications between the parties given pursuant to this Agreement will be deemed to have been sufficiently given when delivered by person service; United States Mail, certified return receipt requested, postage prepaid; sent by a nationally recognized overnight courier service; or by facsimile a the following address:

If to OSP:                       Oak State Products Inc.

775 State Route 251

Wenona, IL 61377

Facsimile: 1-815-853-4625

Attn: President

If to Buyer:                    Mrs. Fields Famous Brands, LLC

Attn:  Director of Purchasing

With copy to:  Legal Department

2855 East Cottonwood Parkway, Suite 400

Salt Lake City, UT  84121

Facsimile: 801-736-5944

or such other address or person as the addressee party may designated in wiring from time to time in accordance with this Agreement.

18.           New Product Development.  If during the term of this Agreement Buyer desires to develop and test new products which Buyer may request OSP to produce, OSP shall at Buyer’s request and on reasonable written notice from Buyer devote reasonable amounts of production time to the development and testing of such new products on Buyer’s behalf.  Any services performed by OSP pursuant to this Section shall be subject to the provisions of this Agreement, including the provisions of Section 7 relating to Confidential Information.  In the event that any request made by Buyer under the provisions of this Section would interfere with or prevent OSP from manufacturing the Products in accordance with the terms of this Agreement, OSP shall notify Buyer in writing, and within ten (10) days of its receipt of such notice, Buyer shall advise OSP whether it should continue its development and testing of the new products.  Buyer shall pay to OSP the cost of all ingredients and packaging materials used to manufacture the test products.  Additional costs and fees to be paid by Buyer will be negotiated and mutually agreed to by the parties prior to any development work commencing.

19.           Risk of Loss and Insurance.  Title to the Products shall be and remain with Buyer from the date the Product is delivered to the carrier for delivery to Buyer.  OSP shall bear the risk of loss to the Products (either while in storage or in process at OSP’s plant or any storage facility utilized by OSP with Buyer’s consent) until the Products are delivered to the carrier for delivery to Buyer.  OSP shall also bear the risk of loss with respect to any Buyer Equipment so long as the Buyer Equipment remains in OSP’s facility.

20.           Independent Contractor. It is agreed that OSP is and shall act solely as an independent contractor and not as an agent, partner or joint venturer of or with Buyer in the manufacture of the Products and in the performance of any other undertakings hereunder.

21.           Technical and Safety Assistance.  Buyer shall have the right, but not the duty, to render any kind of assistance or to participate in the processing and packaging of the Products to the extent necessary to insure full performance of this Agreement by OSP.  The obligation, duty and responsibility for full performance of this Agreement rests with OSP.

22.           Supply of Equipment  and U.C.C. Filings.  In the event Buyer has agreed to supply OSP equipment for use in producing the Product, the equipment will be listed on an exhibit hereto (“Buyer Equipment”).  As additional Products are added to this Agreement, Buyer may agree to add additional Equipment to OSP’s facility and the equipment list will be amended to reflect such additional Equipment.  Buyer shall maintain ownership of the Equipment at all times throughout the term of the Agreement and OSP shall not be permitted to utilize the Equipment to manufacture other products it produces without Buyer’s prior written consent.  Buyer shall identify the equipment in a manner to notify third parties that the Equipment is the property of Buyer.  OSP will maintain all Buyer Equipment while in its possession and is responsible for routine maintenance including preventative maintenance programs as identified by Buyer or the Equipment SOPs. In the event a significant repair is needed on any of the Equipment, the parties will mutually agree on the actions to be taken and the responsibilities of the parties for the expense involved. OSP shall supply all equipment other than the Buyer Equipment necessary to produce the Product.  Title to the Buyer Equipment shall be and remain with Buyer until termination of this Agreement.  Upon reasonable notice, and during OSP’s normal operations, OSP shall permit Buyer and its designees access to that part of OSP’s facilities where the Buyer Equipment is located for the purpose of viewing the operation of the Buyer Equipment.  Upon termination of this Agreement for any reason, Buyer shall have the right to retain title to the Buyer Equipment or transfer title thereof to OSP upon terms to be negotiated.  In the event that Buyer wishes to sell the Buyer Equipment to third parties, Buyer agrees to first offer the Buyer Equipment to OSP Products for sale at a price and on terms specified by Buyer. If Buyer retains title to the Buyer Equipment, it shall have a reasonable time to remove the Buyer Equipment from the OSP’s production facility.  Unless otherwise agreed to in writing Buyer shall be responsible for all costs associated with the removal and relocation of the Buyer Equipment.

OSP acknowledges that it is a bailee with respect to the Buyer Equipment.    OSP is also a debtor of Buyer with respect to the Buyer supplied ingredients until such time as OSP pays Buyer for such ingredients.  OSP agrees to cooperate with Buyer in making any Uniform Commercial Code security filings or other filings or providing the notices necessary in Buyer’s reasonable opinion to secure and protect Buyer’s rights in the Buyer Equipment or the supplied ingredients.

23.           No Waiver.            The failure of either party to assert a right hereunder or to insist upon compliance with any terms or conditions of this Agreement shall not constitute a waiver of that right or excuse the subsequent performance or nonperformance of any term or condition by the other party.

24.           Remedies.                                          All remedies available to either party for breach of this Agreement are cumulative and may be exercised concurrently or separately. The exercise of one remedy will not be deemed an election of such remedy to the exclusion of other remedies.

25.           Severability.                              In the event any provision of this Agreement, in whole or in part, is invalid, unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, such provision will be replaced, to the extent possible, with a provision which accomplishes the original business purposes of the provision in a valid and enforceable manner, and the remainder of this Agreement will remain unaffected and in full force provided, however, that if without such invalid or unenforceable provision the fundamental mutual objectives of the parties cannot be achieved, Buyer or OSP may terminate this Agreement without penalty by written notice of termination to the other party.

26.           Expenses.              Each party will bear its own expenses in connection with the negotiation, preparation and execution of this Agreement.

27.           Further Assurances.       Each party agrees to execute such other documents and provide such further assurances as may be reasonably required from time to time to give effect to the provisions of this Agreement.

28.           Headings.              The headings of the articles, paragraphs and subparagraphs of this Agreement have been added for the convenience of the parties and are not to be deemed a part hereof.

29.           Counterparts.        This Agreement may be executed in any number of counterparts, all of which together constitute a single agreement.  In proving this Agreement, it will not be necessary to produce or account for more than one counterpart executed by the party with respect to which proof is sought.

30.           Amendments in Writing.    Neither the Agreement nor any of its provisions may be waived, modified or amended except by an instrument in writing signed by authorized representatives of the parties to this Agreement.

31.           Entire Agreement.        The Agreement constitutes the entire written Agreement between Buyer’s and OSP and supersedes any and all prior negotiations, understandings and/or Agreements, oral or written, between the parties to this Agreement with respect to the subject matter of this Agreement.  The parties agree that neither party is relying on any statement or promise not contained in this Agreement.

32.           Assignment.         The Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement, provided, however, it shall not be assigned by either Buyer’s or OSP without the prior written consent of the other party, which consent shall not be unreasonably withheld.

33.           Successor.             Any provision of the Agreement which imposes upon Buyer’s or OSP an obligation after termination or expiration of the Agreement shall survive termination or expiration of this Agreement and shall be binding upon Buyer’s and OSP’s successors and assigns.  Buyer and OSP agree to notify the other party in writing in the event of a purchase, sale, merger or consolidation which affects the ownership or the financial condition of the other party.

34.           Cumulative Remedies.         The rights and remedies above provided to either party shall be cumulative and in addition to all other rights and remedies available to either party in law and in equity.

WITNESS WHEREOF, each of the parties hereto has executed this Agreement by its duly authorized representatives as of the date and year first above written.

Mrs. Fields Famous Brands, LLC

By:	/s/ Michael Ward
Title:	Executive Vice President & CLO

Oak State Products Inc.

By:	/s/ David Van Laar
Title:	President/CEO

EXHIBIT “A”

PRODUCTS AND PRICING

[INCLUDING BREAKOUT OF COST FOR BUYER COMPONENTS, NON-BUYER COMPONENTS AND TOLLLING FEE

[complete]

EXHIBIT “B”

BUYER SPECIFICATIONS

[COMPLETE]

EXHIBIT “C”

BUYER COMPONENTS

[COMPLETE]

EXHIBIT “D”

BUYER’S PRODUCTION ESTIMATE

(FOR INITIAL TERM)

[COMPLETE]

EXHIBIT “E”

SEE ATTACHED

EXHIBIT “F”

QUALITY CONTROL PROCEDURES

[COMPLETE – INCLUDE RAW MATERIAL RETENTION REQUIREMENTS]